Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Institutional Investors

Purchase $30 Million of Preferred Stock and Warrants

SEATTLE, June 30, 2011—Cell Therapeutics, Inc. (Nasdaq and MTA:CTIC) (the “Company”) today announced that it has entered into an agreement to sell, subject to customary closing conditions, $30 million of shares of its Series 13 Preferred Stock and warrants to purchase shares of its common stock in a registered offering to six institutional investors. Each share of Series 13 Preferred Stock is convertible at the option of the holder, at any time during its existence, into approximately 588 shares of common stock at a conversion price of $1.70 per share of common stock, for a total of approximately 17,647,059 shares of common stock.

In connection with the offering, the investors received warrants to purchase up to 8,820,000 shares of common stock. The warrants have an exercise price of $2.15 per warrant share, for total potential additional proceeds to the Company of approximately $19 million upon exercise of the warrants for cash. The warrants are exercisable beginning six months and one day after the date of issuance and expire five years and one day after the date of issuance.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of its outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital. The Company may also use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, technologies or products. The Company has recently engaged in limited discussions with third parties regarding such investments or acquisitions, but has no current agreements or commitments with respect to any investment or acquisition.

Shares of the Series 13 Preferred Stock will receive dividends in the same amount as any dividends declared and paid on shares of common stock and have no voting rights on general corporate matters.

The closing of the offering is expected to occur on July 5, 2011, at which time the Company will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq:RODM), acted as the exclusive placement agent for the offering. Trout Capital LLC provided financial advisory services.

A shelf registration statement relating to the shares of Series 13 Preferred Stock and warrants issued in the offering (and the shares of common stock issuable upon conversion of the Series 13 Preferred Stock and exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement under Rule 424 of the Securities Act of 1933, as amended, relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting the Company at the following address: Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. This press release does not constitute an offer to sell or a solicitation of an offer to buy the Series 13 Preferred Stock or warrants (or the shares of common stock issuable upon conversion of the Series 13 Preferred Stock and exercise of the warrants). No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include the risk that the purchase and sale of the Series 13 Preferred Stock and related warrants might not be consummated, investors might not exercise their warrants, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com